Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 17th day of June, 2011, by and between Oceania Cruises, Inc., a corporation organized under the laws of the Republic of Panama (the “Company”), Prestige Cruise Holdings, Inc., a corporation organized under the laws of the Republic of Panama (the “Holdco”) and Kunal Kamlani (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.            The Company and the Holdco desire to offer the Executive the benefits set forth in this Agreement and provide for the services of the Executive on the terms and conditions set forth in this Agreement.

B.            The Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.

C.            This Agreement shall govern the employment relationship between the Executive and the Company, the Holdco and all of their respective affiliates from and after the date hereof, and supersedes and negates any previous agreements with respect to such relationship.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2

Duties. During the Period of Employment, the Executive shall serve as the President and Chief Operating Officer of the Company, the Holdco and each Person (as such term is defined in Section 5.5) in which the Company or the Holdco directly or indirectly control a majority of the voting power (a “Subsidiary”), and shall have the powers, authorities, duties and obligations of management usually vested in such office in companies of a similar size and similar nature, and such other powers, authorities, duties and obligations commensurate with such position as the Chief Executive Officer of the Holdco may assign from time to time, all subject to the directives of the Board of Directors of the Holdco (the “Board”) and/or the Chief Executive Officer of the Holdco and the corporate policies of the Company and the Holdco as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report directly to the Chief Executive Officer of the Holdco and shall also be expected to perform services for the Holdco and such of its other Subsidiaries as the Board and/or the Chief Executive Officer of the Holdco may request. The Executive shall not be entitled to any additional compensation (other than the compensation expressly provided for in this Agreement) for any such services to the Holdco or any of its Subsidiaries. During the Period of Employment, the Executive shall be entitled to attend, as an observer, all non-executive sessions of the Board.

1.3	No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (A) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties hereunder, (B) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (C) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) on which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities hereunder or that any business related to such service is then in competition with any business of the Company or any of its Affiliates (as such term is defined in Section 5.5), successors or assigns.

1.4	No Breach of Contract. The Executive hereby represents to the Company and the Holdco that: (i) the execution and delivery of this Agreement by the Executive, the Company and the Holdco and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as such term is defined in Section 5.5) which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person except for a ninety (90) day required notice of termination from his current employer; and (iv) the Executive understands the Company and the Holdco will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5	Location. The Executive’s principal place of employment shall be the Company’s principal executive office in the greater Miami area as it may be located from time to time. The Executive agrees that he will be regularly present at that office. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

2.	Period of Employment. The “Period of Employment” shall be a period of approximately three years commencing on Executive’s first day of employment, which the parties anticipate will be on or about September 1, 2011 (the “Effective Date”), and ending at the close of business on December 31,2014 (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least ninety (90) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 18). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice by the Company that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not constitute “Constructive Termination” for purposes of this Agreement, but provision of such notice shall constitute “Involuntary Termination” for purposes of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided in Section 5 below.

3.	Compensation.

3.1	Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid biweekly or in such other installments as shall be consistent with the Company’s regular payroll practices in effect from time to time. The Executive’s Base Salary shall be at an annualized rate of seven hundred and fifty thousand dollars ($750,000). The Board (or a committee thereof) will review the Executive’s rate of Base Salary on an annual basis and may, in its sole discretion, increase (but not decrease) the rate then in effect.

3.2

Incentive Bonus. Beginning in calendar 2011, the Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”); provided that, except as provided in Section 5.3, the Executive must be employed by the Company on the last day of any such fiscal year in order to be eligible for an Incentive Bonus with respect to that fiscal year (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any Incentive Bonus with respect to the fiscal year in question). The amount of the Executive’s Incentive Bonus for each fiscal year that the Company, Holdco and their Subsidiaries pay any form of cash incentive to their executives or other key employees generally shall equal a minimum of seven hundred and fifty thousand dollars ($750,000) (the “Minimum Bonus Amount”); provided that (a) if the Executive commences his employment on or about September 1, 2011, the Minimum Bonus Amount for the 2011 calendar year shall be five hundred thousand dollars ($500,000), and (b) except as provided in the preceding clause (a), the Minimum Bonus Amount shall be pro-rated (based on a percentage equal to the number of days the Executive is employed in such calendar year divided by three hundred sixty five (365)) for any fiscal year in which the Executive is not employed for the entire fiscal year. The Board (or a committee thereof) may determine in its sole discretion to pay the Executive an Incentive Bonus for a fiscal year in an amount that exceeds the Minimum Bonus Amount based upon its assessment of the Executive’s and Holdco’s performance. For any year as to which the Company, Holdco and their Subsidiaries do not pay any form of cash incentive to their executives or other key employees generally, the payment of the Executive’s Incentive Bonus or Minimum Bonus Amount (whichever is greater) for such fiscal year may in the Board’s reasonable discretion be deferred for up to one calendar year from the date that bonuses were originally scheduled to be paid (or, if no such date has been scheduled, then no later than March 31 of the immediately following calendar year) if such deferral is permitted under Section 409A of the Code. Except as provided in the preceding sentence, the actual Incentive Bonus for each year shall be paid in the immediately following calendar year.

3.3

Stock Option Grant. Subject to the terms of this Section 3.3, promptly after the Effective Date, Prestige Cruises International, Inc. (the “Parent”) will grant the Executive a stock option (the “Option”) under the Parent’s 2008 Stock Option Plan (the “Stock Plan”) to purchase six hundred thousand (600,000) shares (the “Intended Option”) of the Parent’s common stock at a price per share equal to the Fair Market Value (as defined in the Stock Plan) of a share of Parent’s common stock on the grant date (the “Grant Date FMV”). If the Grant Date FMV exceeds ten dollars ($10.00), then, in lieu of an equal number of shares of the Parent’s common stock that would otherwise be subject to the Intended Option, the Parent will grant the Executive a number of restricted shares (the “Restricted Shares”) under the Stock Plan equal to (x) the excess of the Grant Date FMV over ten dollars ($10.00) multiplied by six hundred thousand (600,000), divided by (y) the Grant Date FMV; provided that the Parent will in no events be required to grant the Executive more than six hundred thousand (600,000) Restricted Shares. (For example, if the Grant Date FMV is $15.00, the Parent will grant the Executive 200,000 Restricted Shares (($15.00 Grant Date FMV - $10.00) * 600,000 = $3,000,000; $3,000,000 / $15.00 Grant Date FMV = 200,000 Restricted Shares) and the Parent will grant the Executive 400,000 Options instead of the 600,000 Intended Options). Subject to the Executive’s continued employment on each vesting date, any Options or Restricted Shares granted pursuant to this Section 3.3 shall vest (and in the case of Options, become exercisable) (A) in three cumulative and substantially equal annual installments on each of the first, second, and third anniversaries of the Effective Date or (B) upon the occurrence of a Sale of the Company (as defined in the Stock Plan) or the termination of the Executive’s employment with the Company as a result of an Involuntary Termination (as such term is defined in Section 5.5). To the extent permitted by applicable law and any credit or similar financing agreements to which the Parent or its Affiliates is a party, upon any vesting of Restricted Shares, the Executive shall be permitted to satisfy the minimum applicable federal, state and local statutory withholding obligations by having the Company reduce the number of shares otherwise deliverable upon vesting (or by having the Company repurchase such number of shares) by that number of shares having a fair market value equal to the amount of such minimum applicable statutory withholding obligations that arise upon vesting. Any Options or Restricted Shares granted pursuant to this Section 3.3 shall be granted under and shall be subject to the terms and conditions of the Stock Plan and the Parent’s form agreements approved for use under the Stock Plan (which, among other terms, will provide in the Executive’s case that vested options will terminate twelve (12) months after the Executive’s termination of employment for any reason except a termination for cause, in which case the options will terminate on the date of termination). The Parent agrees to make any necessary amendments to the Stock Plan that may be required in order to effect the grant of such Options and Restricted Shares. Prior to the end of the calendar year in which the second anniversary of the Effective Date occurs, the Parent’s Board of Directors will evaluate the Executive’s performance, and, in its sole discretion, may grant the Executive up to an additional one hundred thousand (100,000) Options on such terms and conditions as the Parent’s Board of Directors shall approve (the “Additional Options”). Not later than the end of the first quarter of each new fiscal year that begins prior to the second anniversary of the Effective Date, the Board and/or the Chief Executive Officer of Holdco will establish performance objectives for the Executive, and at the conclusion of each such fiscal year, the Board will evaluate the Executive’s achievement of the performance objectives in good faith and will use this evaluation when exercising its discretion to determine whether to grant the Executive any Additional Options and the size of any such award. Copies of the Stock Plan and the Parent’s current form award agreements have been provided to the Executive prior to the date hereof.

4.	Benefits.

4.1	Retirement Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executives generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. For the avoidance of doubt, the Executive shall be entitled to participate in any executive health plans and short- and long-term disability plans the Company may have in effect from time to time.

4.2	Company Automobile. During the Period of Employment, the Executive shall be entitled to an annual cash car allowance of $10,000, subject to the terms of the Company’s policy as in effect from time to time.

4.3	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out such duties, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.

4.4	Vacation and Other Leave. During the Period of Employment, the Executive’s annual rate of vacation accrual shall be equal to a minimum of twenty (20) days per year; provided that such vacation shall accrue and be subject to the Company’s vacation policies (including any limits on accrued vacation balances) in effect from time to time. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

4.5	Legal Fees. The Company will reimburse the Executive a maximum of ten thousand dollars ($10,000) for the Executive’s legal fees incurred in connection with the drafting, negotiation and preparation of this Agreement. Such reimbursement shall be made during calendar 2011 and promptly after such expenses are incurred.

4.6

Indemnification. The Company and the Holdco agree to indemnify and hold the Executive harmless, including without limitation advancement of attorneys’ fees and/or other fees and expenses, against all costs, attorneys’ fees, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company, the Holdco or their Subsidiaries to the fullest extent permitted by applicable laws and the Company’s (or the Holdco’s or any Subsidiary’s, as applicable) governing documents, in each case as in effect at the time of the subject act or omission; provided, that in no event shall the Executive’s indemnification rights and rights to advancement of attorneys’ fees and/or other fees and expenses at any time be less favorable than the indemnification rights and rights to advancement of attorneys’ fees and/or other fees and expenses generally available to the officers or directors of the Company or the Holdco. In connection therewith, the Executive shall be entitled to the protection of any insurance policies which the Company, the Holdco or any applicable Subsidiary elects to maintain generally for the benefit of the Company’s (or the Holdco’s or any Subsidiary’s, as applicable) directors and officers, against all costs, attorneys’ fees, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company, the Holdco or any Subsidiary. This provision shall survive any termination of the Executive’s employment hereunder.

5.	Termination.

5.1	Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as such term is defined in Section 5.5), or (ii) without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Executive has a Disability (as such term is defined in Section 5.5), in each case subject to the satisfaction of the terms and conditions set forth below with respect to such termination.

5.2	Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance written notice to the Company (such notice to be delivered in accordance with Section 18); provided, however, that in the case of a Constructive Termination, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Constructive Termination) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Constructive Termination.

5.3	Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)      The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as such term is defined in Section 5.5);

(b)      If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as such term is defined in Section 5.5), the Executive shall be entitled to the following benefits:

(i)      The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to one times the sum of (i) his Base Salary at the annualized rate in effect on the Severance Date and (ii) seven hundred and fifty thousand dollars ($750,000). Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 5.8(a), the Company shall pay the Severance Benefit to the Executive in substantially equal installments in accordance with the Company’s standard payroll practices over a period of six (6) consecutive months, with the first installment payable in the month following the month in which the Executive’s Separation from Service (as such term is defined in Section 5.5) occurs. (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate Severance Benefit. For example, if such installments were to be made on a monthly basis, each installment would equal one sixth (l/6th) of the Severance Benefit.)

(ii)      The Company will pay or reimburse the Executive for his and his covered dependents’ premiums charged to continue group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 5.8(a), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the twelfth month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place. To the extent required in order to avoid violating Section 105(h) of the Code, the benefits provided in this Section 5.3(b)(ii) shall be treated as an additional cash severance benefit.

(iii)      The Company shall pay the Executive a pro-rata portion of any Incentive Bonus that is earned for the fiscal year in which the Executive’s Involuntary Termination occurs, with the pro-rata portion based on a percentage equal to the number of days in such fiscal year through the date of the Executive’s Involuntary Termination divided by three hundred sixty five (365)) (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall also be paid if the Executive’s employment is terminated due to the Executive’s death or his

Disability. The Pro-Rata Bonus shall be paid in the calendar year immediately following the calendar year in which the Executive’s Involuntary Termination, death or Disability occurs (with such payment expected to be made at the same time bonuses are paid to other employees, or by March 31 if bonuses are not paid to other employees), and the penultimate sentence of Section 3.2 of this Agreement shall not apply to such payment.

(d)    Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or the Pro-Rata Bonus or to any continued Company-paid or reimbursed coverage pursuant to Section 5.3(b)(ii); provided that, if the Executive provides the release contemplated by Section 5.4, in no event shall the Executive be entitled to a Severance Benefit payment of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s release contemplated by Section 5.4.

(e)    The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 40l(k) plan or the Stock Plan.

5.4	Release: Exclusive Remedy.

(a)    This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his last day of employment with the Company (and in any event within twenty-one (21) days following the Executive’s last day of employment, or such longer period of time as may be required under applicable law), provide the Company with a valid, executed general release agreement in substantially the form attached hereto as Exhibit A (with such amendments that may be necessary to ensure the release is enforceable to the fullest extent permissible under then applicable law), and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

(b)    The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as reasonably requested by the Company, to confirm such resignation.

5.5	Certain Defined Terms.

(a)     As used herein, “Accrued Obligations” means:

(i)    any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii)    any Incentive Bonus payable pursuant to Section 3.2 with respect to any fiscal year in the Period of Employment preceding the fiscal year in which the Severance Date occurs, if the Company has, prior to the Severance Date, paid bonuses generally to other executives of the Company with respect to such fiscal year, but has not paid any Incentive Bonus due to the Executive with respect to such fiscal year; and

(iii)    any vested benefits provided under the Company’s employee benefit plans in which the Executive participates (other than any benefits in the nature of severance pay, as this Agreement sets forth the full and exclusive severance provisions applicable to the Executive) upon a termination of employment, in accordance with the terms and conditions of such plans; provided that in no event shall this clause (iii) result in a duplication of any benefit otherwise referred to in this Agreement; and

(iv)    any reimbursement due to the Executive pursuant to Section 4.3 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect for executives at the applicable time; and

(v)    any rights to indemnification and advancement of fees and expenses by virtue of the Executive’s position as an officer or director of the Company, Holdco or their Subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, Holdco or their Subsidiaries, in accordance with its terms thereof and Section 4.6.

(b)    As used herein, “Affiliate” of a Person means another Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For purposes of clarity and without limiting the generality of the foregoing, the term “Affiliate” includes any Person that is, directly or indirectly through any other Person, engaged in the Business (as such term is defined in Section 6.2) if that Person is controlled by Apollo (as that term is defined in the Stock Plan) or any investment fund or vehicle managed by Apollo Global Management, LLC or any of its Affiliates. However, any Person that would not otherwise be an Affiliate of the Company or the Parent but for its ownership by Apollo (as defined in the Stock Plan) or any investment fund or vehicle managed by Apollo Global Management, LLC or any of its Affiliates shall not be considered an Affiliate if such Person is not, directly or indirectly through any other Person, engaged in the Business (as such term is defined in Section 6.2).

(c)    As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred:

(i)    the Executive is convicted of, or pleads guilty or no contest to, a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii)    the Executive has engaged in fraud, or other acts of willful misconduct or dishonesty in the course of his duties hereunder;

(iii)    the Executive willfully fails to perform or uphold his duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board and/or Chief Executive Officer of the Holdco, in either case after there has been delivered to the Executive a written demand for performance from the Company specifying in reasonable detail the failure(s) giving rise to the demand for performance, and such failure or failures, if capable of being cured, are not cured within ten (10) days following the Executive’s receipt of such written demand; or

(iv)    any material breach by the Executive of the provisions of Section 6, or any material breach by the Executive of any other contract he is a party to with the Company or any of its Affiliates, which, if capable of being cured, is not cured within ten (10) days following Executive’s receipt of written notice of such material breach.

(d)    As used herein, “Constructive Termination” shall mean a resignation by the Executive after the occurrence (without the Executive’s consent) of any one or more of the following conditions after the date hereof:

(i)    any diminution in the Executive’s rate of Base Salary or Minimum Bonus Amount;

(ii)    a diminution in the Executive’s authority, duties, or responsibilities as measured in the aggregate;

(iii)    a change in the geographic location of the Executive’s principal place of employment from the greater Miami, Florida area; or

(iv)    a material breach by the Company of this Agreement;

provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a Constructive Termination unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for a Constructive Termination within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a Constructive Termination unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute grounds for a Constructive Termination.

(e)    As used herein, “Disability” shall mean a physical or mental impairment which renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 120 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply. Any question as to the existence, extent or potentiality of the Executive’s Disability upon which the Executive and the Company cannot agree shall be determined by a qualified, independent physician mutually agreed upon by the Company and the Executive. If the Executive and the Company cannot agree on such physician, then the Executive and the Company shall each select one physician and those physicians shall jointly select the physician to make such determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(f)    As used herein, “Involuntary Termination” shall mean (i) a termination of the Executive by the Company without Cause (and other than due to Executive’s death or in connection with a good faith determination by the Board that the Executive has a Disability), (ii) a Constructive Termination or (iii) provision of notice by the Company that the Period of Employment shall not be extended or further extended, as the case may be.

(g)    As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(h)    As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6.	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7.	Shareholder Approval/Modified Cut-Back.

(a)    Shareholder Approval. If any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its Affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would subject the Executive to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Executive, in his sole discretion, may elect prior to the applicable event to waive his right to receive that portion of the Total Payments that would be subject to the Excise Tax, the payment of which thereafter would be subject to and contingent upon the approval of the stockholders of the Company pursuant to Section 280G(b)(5)(A)(ii) (or any successor section) of the Code to make such payment. If the Executive makes such an election, the Company shall use its reasonable best efforts to obtain approval from the stockholders of the Company in accordance with Section 280G(b)(5)(B) (or any successor section) of the Code and the regulations thereunder, of the payment to, and the retention by, the Executive of the portion of the Total Payments that would otherwise be subject to the Excise Tax.

(b)    Modified Cutback. In the event that (i) the Total Payments would be subject to the Excise Tax, and (ii) the Executive elects not to waive his right to receive a portion of the Total Payments as provided subsection (a) above, except as provided below, the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code; provided that the Total Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. If such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Board hereunder, it is possible that Total Payments to the Executive which will not have been made by the Company pursuant to this Section 5.7(b) should have been made (“Underpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)    Determinations. An initial determination as to whether (i) any of the Total Payments received by the Executive in connection with the occurrence of a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (ii) the amount of any reduction, if any, that may be required pursuant to Section

5.7(b) above, shall be made by an independent accounting firm selected by the Company and reasonably acceptable to the Executive (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to his Total Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

5.8	Section 409A.

(a)    If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-l(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) (other than any payment made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals)) until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 5.8(a) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(b)    To the extent that any benefits pursuant to Section 5.3(b)(ii) or reimbursements pursuant to Section 4 (other than Section 4.5) are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to Section 5.3(b)(ii) and Section 4 (other than Section 4.5) are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

6.	Protective Covenants.

6.1	Confidential Information; Inventions.

(a)    The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company and its

Affiliates. The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

(b)    As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Affiliates in connection with their businesses, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company and/or its Affiliates (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company, the Parent and their predecessors and Affiliates, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)    As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during his employment by the Company or any of its Affiliates prior to the Effective Date or that he may discover, invent or originate during the Period of Employment or at any time prior to the Severance Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company and the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

6.2	Restriction on Competition. The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other Confidential Information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the twelve (12) months following the Severance Date, it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and Confidential Information. Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and Confidential Information, and to protect such trade secrets and Confidential Information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States and elsewhere in the world where the Company and its Affiliates engage in business, or reasonably anticipate engaging in business, on the Severance Date (the “Restricted Area”) that at any time during the Period of Employment has competed, or at any time during the twelve (12) month period following the Severance Date competes, with the Company or any of its Affiliates in the passenger ship cruise ship industry (the “Business”). Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

6.3	Non-Solicitation of Employees and Consultants. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person induce or attempt to (i) induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any Affiliate of the Company until twelve months after such individual’s employment relationship with the Company or such Affiliate has been terminated.

6.4	Non-Solicitation of Customers. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand. Notwithstanding anything in this Section 6.4 to the contrary, nothing herein shall prevent the Executive from soliciting business from travel agents on behalf of a non-Competing Business.

6.5	Understanding of Covenants. The Executive represents that he (i) is familiar with and has carefully considered the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”), (ii) is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conduct business throughout the continental United States and the rest of the world, (v) agrees that the Restrictive Covenants are necessary to protect the Company’s and its Affiliates’ confidential and proprietary information, good will, stable workforce, and customer relations, and (vi) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the Business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.6	Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant, as determined in a final judgment by a court of competent jurisdiction.

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.	Successors and Assigns.

(a)    This Agreement is personal to the Executive and without the prior written consent of the Company and Holdco shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company, Holdco and their respective successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.	Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.	Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF FLORIDA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

12.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.	Entire Agreement; Legal Effect. This Agreement, together with the Stock Plan and that certain Shareholders’ Agreement (the “Integrated Document”), embodies the entire agreement of the parties hereto respecting the matters within its scope. The Integrated Document supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof, including any agreements with Apollo (as defined in the Stock Incentive Plan) or any investment fund or vehicle managed by Apollo Global Management, LLC or any of its Affiliates. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into the Integrated Document, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by the parties hereto.

15.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.	Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.	Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18.	Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

Oceania Cruises, Inc.
8300 N.W. 33rd Street, Suite 308
Miami, FL 33122
Facsimile: (305) 514-2297
Attn: Chief Executive Officer

if to the Holdco:

Prestige Cruise Holdings, Inc.
c/o Apollo Management, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Fax: (212)515-3288
Attention: Steven Martinez

if to the Executive, to the address most recently on file in the payroll records of the Company, with a copy to:

Wechsler & Cohen, LLP
17 State Street, 15th Floor
New York, NY 10004
Fax: (212) 847-7955
Attention: David B. Wechsler, Esq.

19.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.	Legal Counsel: Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21.	Confidentiality of Agreement. The Company and the Holdco shall not make any public announcement of the execution or existence of this Agreement, and shall keep this Agreement confidential, until August 15, 2011, or such earlier date as the Executive may agree to in writing. Notwithstanding the foregoing, the Company and the Holdco may (i) make any disclosures with respect to this Agreement to the extent (and only to the extent) required by applicable law, rule or regulation and (ii) truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Executive the earliest possible notice thereof, and shall assist the Executive and his counsel in resisting or otherwise responding to such process. The Company and the Holdco agree that a breach by either of them of this Section 21 would cause immediate and irreparable harm to the Executive that would be difficult or impossible to measure, and that damages to the Executive for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Company and the Holdco agree that in the event of any breach or threatened breach of any provision of this Section 21, the Executive shall be entitled, in addition to and without limitation upon all other remedies the Executive may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 21.

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IN WITNESS WHEREOF, the Company, the Holdco and the Executive have executed this Agreement as of the date first indicated above.

“COMPANY”

Oceania Cruises, Inc. a corporation organized under the laws of the Republic of Panama

By:	/s/ Frank Del Rio
Name:	Frank Del Rio
Title:	CEO

“HOLDCO”

Prestige Cruise Holdings, Inc. a corporation organized under the laws of the Republic of Panama

By:	/s/ Frank Del Rio
Name:	Frank Del Rio
Title:	CEO

“EXECUTIVE”

/s/ Kunal Kamlani
Kunal Kamlani